EXHIBIT 5

DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, California 92121-2133
O 858.677.1430
F 858.638.5030
W www.dlapiper.com
May 10, 2007
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Ladies and Gentlemen:
As legal counsel for PICO Holdings, Inc., a California corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 2,654,000 shares of the Common Stock, $0.001 par value, of the Company which may be issued pursuant to stock awards granted under the PICO Holdings, Inc. 2005 Long-Term Incentive Plan (the “Plan”).
We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We express no opinion concerning any law other than the corporation laws of the State of California. As to matters of California corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.
Based on such examination, we are of the opinion that the 2,654,000 shares of Common Stock which may be issued pursuant to stock awards granted under the Plan are duly authorized shares of the Company’s Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.
Respectfully submitted,
/s/ DLA Piper US LLP
DLA Piper US LLP